Exhibit 10.42

Joint Venture Agreement

Between

[Shanxi Hua Ze Nickle Smelting Co.,]

and

[China Global Mining Resources Limited]

for the establishment of

[Sino-American Hua Ze Nickel & Cobalt Metal Co., Ltd.]

Dated 14 April 2007

THIS Joint Venture Agreement (the “Agreement”) is entered into by and between the following parties in Xian, China. on [April 14, 2007],

[ Shanxi Hua Ze Nickle Smelting Co., ], a company duly incorporated and existing under the laws of PRC. (“Party A”)
Address: [High-Tech Zone in Xi’an, Shanxi Province, PRC]

[China Global Mining Resources Limited], a company duly incorporated and existing under the laws of British Virgin Islands (“ Party B”), a wholly-owned subsidiary of Wits Basin Precious Metal Inc, a company duly incorporated and existing under the laws of USA;

(Party A and Party B are hereafter collectively referred to as “Parties”, and individually as a “Party”)

Whereas

(1) The Parties agree to establish Sino-foreign equity joint venture called [Sino-American Hua Ze Nickel & Cobalt Metal Co., Ltd.] (the “Company” or the “Joint Venture”) in the city of Xi’an, PRC with Party A to contribute [assets and equity interests] it held representing seventy five percent (75%) of the equity interest in the Company, Party B to contribute cash representing twenty five percent (25%) of the equity interest in the Company, based on this Agreement as well as the joint venture contract (“JV Contract”) and articles of association (“Articles of Association”) which shall be signed on the basis of this Agreement for the establishment of the Company;

(2) As of the date of this Agreement, the equity interests which Party A proposes to inject into the Company are held directly by Party A’ shareholders. Both Parties agree that Party A may contribute the equity interests to the Company after Party A has made agreements with its shareholders for the acquiring of the equity interests;

(3) Party B acknowledge that the total value of the assets to be contributed and the assets relating to the equity interest to be contributed by Party A is above RMB 1 billion. Party B wishes to negotiate with Party on the establishment of the Company.

NOW THEREFORE, it is agreed as follows:

PART A. JOINT VENTURE ARRANGEMENT

Article 1 – Parties to the Joint Venture

The Parties to the joint venture are:

(1)	PARTY A,[ Shanxi Hua Ze Nickle Smelting Co., ]

Legal Representative:	[ Wang Yinghu]

Position:	[Chairman of Board]

Nationality:	[ Chinese ]

(2)	PARTY B, China Global Mining Resources Limited.,

Legal Representative:	[William Green]

Position:	[President]

Nationality:	[U.S.A.]

Article 2 – Establishment of the Company

2.1	Name and Address

(a)	The name of the Company shall include “Hua Ze” and be registered with the company registration authority.

(b)	The name of the Company in Chinese is: [ ]

The name of the Company in English is: “[Sino-American Hua Ze Nickel & Cobalt Metal Co., Ltd.]”

(c)	The registered address of the Company shall be at: [High-Tech Zone in Xi’an Shanxi Province, PRC]

2.2	Local Government Approval

The establishment of the Company shall be subject to the approval by appropriate government authorities. Party A shall apply, on behalf of the Parties and JV Company, to such government authorities for the approval of any and all relevant documents legally required for the establishment of the Company, including the issuance of the Approval Letter, Approval Certificate and Business License of the Company.

2.3	Hong Kong & U.S. Approvals

Party B should apply for both government authorities for the approvals when it is required by the relevant laws and regulations.

Article 3 – Purpose and Scope of Business

3.1	Purpose

The purpose of the Company shall be to adopt advanced technology and such other management methods in order to achieve favourable economic results and an acceptable rate of return for the Parties on their respective capital contributions as well as to make a contribution to PRC.

3.2	Scope of Business

The scope of the business of the Company shall be Nickel and Cobalt smelting, mines development and other metal’s development and producing. And it subjects to any legally required government approvals and/or registrations.

3.3	Production and Operation Scale

After the further financing and development of the Company’s business, the annual production capacity of electric nickels products of the Company expected for the year of 2010 is 10,000 tons and with the annual profit no less than RMB780 million.

Article 4 – Total Investment and Registered Capital

4.1	Total Investment

The Company’s total investment shall be RMB two and one half billion (RMB2,500,000,000].

4.2	Registered Capital

The Company’s registered capital shall be RMB one billion four hundred and forty nine million three hundred and seventy five thousand (RMB1,449,375,000).

4.3	Capital Contribution and Equity Ratio

(a)
Party A’s contribution to the registered capital of the Company shall be in the form of assets and equity interest of its controlling subsidiary, in the amount of RMB1,087,031,250, representing seventy five percent (75%) of the equity interest of the Company. (The value of related assets and interest contributed should include the unsecured liabilities of RMB a hundred and sixty million (RMB 160,000,000) recorded as accounts payable or shareholders’ loans specified in the Appendix 1 of this Agreement.)

The equity interest that Party A will contribute to the Company is detailed in Appendix 1 attached hereto.

(b)
Party B’s contribution to the registered capital of the Company shall be in the form of cash in the amount of RMB362,343,750, representing twenty five percent (25%) of the equity interest of the Company. Purpose of use of such contribution and use of the loans specified in Article 4.4 and Article 4.6 is detailed in Appendix 2 attached hereto.

4.4	Contribution and Loan Arrangement Schedule

4.4.1	Subject to the satisfaction of the conditions set forth in Article 4.5 below, Party A shall:

(a)	contribute 40% of its contribution in the amount of RMB434,812,500 within 30 days after the date of issuance of the Company’s Business License (the “Establishment Date”); and

(b)	contribute the balance of its contribution of the registered capital of the Company before 31st December, 2007.

4.4.2	Subject to the satisfaction of the conditions set forth in Article 4.5 below, Party B shall make the following contribution and loan arrangement:

(a)	RMB 154,648,313 is equity contribution by cash within 90 days of signing of the Agreement;

(b)
The remaining RMB 347,850,000 will be equity contribution and shareholder’s loan before December 31 2007. The equity contribution shall be 59.71 % of this part of payment and the shareholder’s loan shall be 40.29%.

4.5	Conditions Precedents

Each Party shall not be obligated to make its respective capital contributions to the registered capital of the Company until and unless each of the following conditions has been satisfied without delay, unless waived by the Party in writing:

(a)	The following documents or certificates required for the legal establishment of the Company have been issued:

(i)
an approval document issued by appropriate government authorities approving the Feasibility Study Report and all its appendices jointly prepared by the Parties relating to the establishment and operations of the Company;

(ii)
the Approval Letter and Approval Certificate issued by appropriate government authorities approving the establishment of the Company, the JV Contract and the Articles of Association of the Company (including their respective Exhibits) without varying their terms unless any such variation has first been agreed by the Parties in writing;

(iii)	the Business License of the Company issued by appropriate government authority.

(b)
Party B has, according to Article 4.6 of the Agreement, arranged the loan in the amount of RMB seventy seven million three hundred thousand (RMB77,300,000) to Party A or a third party designated by Party A and Party A or the said third party has received such loan before May 7, 2007.

4.6	Pre Financing Arrangement

Party B shall arrange the loan in the amount of RMB seventy seven million three hundred thousand (RMB77,300,000) to Party A or the third party designated by Party A before May 7, 2007 for the purpose of mining development and construction for the subsidiary listed in the Appendix 1 hereof. The detailed payment schedule and repayment of such loan may be further negotiated and determined by the parties.

4.7	Further Financing Arrangement

Both Parties may arrange further financing arrangement for Company to the extent permitted by PRC laws and according to the Company’s Articles of Association for the Company’s business development.

4.8	Priority Call Option

After the completion of loans provided in Article 4.4 and Article 4.6, Party B may remain the right, in any time, to convert of the outstanding balance of such loans into equity interest in the Company to hold additional equity interest of the Company to the extent permitted by the PRC laws and regulations.

After the establishment of the Company, Party B has the first right for call option for acquiring another 40% of the equity interest of the Company when Party A has the intention to transfer such equity interest it holds. Detailed terms and conditions shall be negotiated and determined by the Parties.

4.9	Priority Future Acquisition Option

Party B has the priority right to acquire other mines which are and to be owned by the connected party of Party A, including zinc mines, moly mines and any other mines. Detailed terms and conditions shall be negotiated and determined by the Parties.

Article 5 – Board of Directors and General Manager

5.1	Formation

The date of the issuance of the business license of the Company shall be the date of the establishment of the Company and the Board of Directors. The Board of Directors is the highest authority of the Company and shall decide all major issues of the Company.

5.2	Board Composition and Term of Office

The Board of Directors of the Company shall consist of [five (5)] persons. Party A shall appoint [three (3)] persons, Party B shall appoint [two (2)] persons. The Chairman shall be nominated by Party A. The Chairman is the legal representative of the Company. The term of office of the Directors and the Chairman shall be three (3) years, provided that any Party may replace any of their appointed Directors during the term of their office. Directors are eligible to serve consecutive terms if they are re-appointed by the Parties. The names of the members of the initial Board of Directors appointed by the Parties are set forth in Appendix 3 attached hereto.

5.3	Authority of Board of Directors

The following matters shall require the unanimous vote of all Directors present at a duly convened meeting of the Board of Directors or unanimous written consent if adopted by a written resolution without a meeting:

(a)	amendment of the Articles of Association or the JV Contract;

(b)	increase or decrease in the registered capital of the Company;

(c)	termination or dissolution of the Company;

(d)	merger with another organization, division or change of the form of the Company.

Such other matters as agreed to by the Parties in the JV Contract and the Articles of Association of the Company shall also require unanimous approval by the Board of Directors; provided that any matters that are not legally required to be resolved by unanimous decision by the Board of the Directors shall be decided upon by simple majority.

5.4	General Manager

The Company shall have one General Manager and Two Deputy General Managers, who shall be nominated by Party A and officially appointed by the Board of Directors. The name of the General Manager and Deputy General Managers are set forth in Appendix 4 attached hereto.

5.5
The Company shall have one Financial Officer. The first Financial of the Company shall be nominated by Party B and officially appointed by the Board of Directors. The position of the Financial Officer shall be concurrently held by one Director nominated by Party B. The powers and duty of the

Financial Officer of the Company shall be further negotiated and determined by the Parties in the Articles of Associations.

Article 6 – Profit Distribution

6.1	Dividends

The Parties agree that the dividends to be distributed shall be paid to each Party in accordance with the proportion of paid-up contribution by the Party in the registered capital of the Company.

Article 7 – JV Documents

The Parties hereby specifically agree to the following:

(1) The Agreement shall become effective after being signed by the authorized representatives of the Parties and affixed with the official seals of the Parties;

(2) Once the Agreement becomes effective, it shall supersede the Termsheet for Convertible Bond Facility signed on March 27, 2007 by Party B and Shanxi Xingwang Group. The Termsheet for Convertible Bond Facility shall become void and null upon the Agreement’s becoming effective;

(3) Once the Articles of Association and the JV Contract becomes effective, such documents shall supersede this Agreement and this Agreement shall become void and null; and

(4) Party A may terminate the Agreement in its absolute discretion if Party B fails to arrange the loan as specified in Article 4.6 to Party A or the third party designated by Party A within 15 business days after signing of this Agreement.

(5) The use of the Party B’s contribution and loans in the Company shall be in strict compliance with the purpose of use specified in Appendix 2 of the Agreement.

Article 8 – JV Contract and Articles of Association

The formal JV documents(including JV Contract and Articles of Association) shall be signed by both Parties within one month after signing of the Agreement

Article 9 – Confidentiality and Non-Disclosure

Each Party agrees to keep confidential and not disclose to any third party the terms of this Agreement and/or any related matter without the prior written consent of the other Party.

Article 10 – Governing Law

The formation of this Agreement, the JV Contract and the Articles of Association, their validity, interpretation, execution and settlement of any disputes arising thereunder shall be governed by, and construed in accordance with, the laws of the PRC excluding Hong Kong, Macao and Taiwan.

Article 11 – Dispute Resolution

The Parties shall strive to settle any dispute, controversy or claim arising from the interpretation or performance of, or in connection with the Agreement through friendly consultations. In case no settlement can be reached through consultations within sixty (60) days of the delivery of notice requesting such consultation by one Party to the other Party, then such dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Beijing. The arbitration proceedings shall be conducted in Chinese. The arbitration shall be legally final and binding on the Parties.

Article 12 – Language and Counterparts

This Agreement is written in English and Chinese. Both language versions shall have equal validity and any inconsistencies or conflicts between the two language versions shall be resolved according to the intention of the Parties and the purpose of this Agreement. This Agreement is executed in two (2) originals of each language version, with each Party having one (1) of each language version.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute the Agreement and affix their respective office seals to this Agreement as of the date first written above.

(Below is left blank intentionally)

(signing page)

[Shanxi Huaze Nickle Smelting Co.,] (seal)

Authorized Representative: ___________________________

Signature: /s/

[China Global Mining Resources Limited](seal)

Authorized Representative:

Signature: /s/

Appendix 1

[Equity interest to be Contributed by Party A to the Company]

[Ping’an Xinhai Resource Development Company Limited, 93.33% equity interest]

Appendix 2

Purpose of use of the Party B’s contribution and loans

Item	Capital (RMB10,000)
Constructing and equipment of Yuanshishan	10000
Repayment	16000
Develop new mine	17000
Cash flow for Mine	7000
Cash flow for smelting plant	5000
Cash flow for smelting technical system	2000
Total	57000

Appendix 3

[Initial Members of the Company’s Board of Directors]

Director nominated by Party A:

Director nominated by Party B:

Appendix 4

[ Managers of the Company]

General Manager nominated by Party A:

Deputy General Manager nominated by Party A:

____________________________.